Exhibit 99.3

Cytec Industries Inc.

Five Garret Mountain Plaza

Woodland Park, New Jersey 07424

www.cytec.com

Contact:

Jodi Allen

Investor Relations

(973) 357-3283

Release Date: Immediate

Cytec Increases Stock Buyback Authorization to $650 million

Woodland Park, New Jersey, October 9, 2012 – Cytec Industries Inc. (NYSE:CYT) announced today approval by the company’s Board of Directors of an additional $452 million stock buyback authorization. The total authorizations outstanding now amount to $650 million for the Company.

The Company expects to fund the repurchase program with a portion of cash proceeds from the sale of its Coating Resins business expected in the first quarter of 2013. The repurchases will be made in compliance with, and at such times as permitted by, federal securities law and may be suspended or discontinued at any time.

Corporate Profile

Cytec’s vision is to deliver specialty material and chemical technologies beyond our customers’ imagination. Our focus on innovation, advanced technology and application expertise enables us to develop, manufacture and sell products that change the way our customers do business. Our pioneering products perform specific and important functions for our customers, enabling them to offer innovative solutions to the industries that they serve. Our products serve a diverse range of end markets including aerospace and industrial materials, mining and plastics.

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